Exhibit 99.1

SWK Holdings Corporation Announces 2018 Fourth Quarter and Full-Year

Financial Results

•	Total revenues of approximately $26.0 million for the fiscal year 2018 compared to $37.5 million for the fiscal year 2017.

•	For the fiscal year 2018 net income attributable to SWK Stockholders of $6.2 million, or $0.47 per share, and non-GAAP adjusted net income attributable to SWK Stockholders of $6.8 million, or $0.52 per share.

•	Total income producing assets (defined as finance receivables, marketable investments and investment in unconsolidated entity less non-controlling interests) were $167.1 million as of December 31, 2018, an 8.6% increase from December 31, 2017.

•	Book value of $16.47 per share as of December 31, 2018 vs. $15.93 as of December 31, 2017.

•	$20.2 million of cash plus $20.0 million of credit facility capacity available for deployment as of December 31, 2018.

•	For the full year 2018, closed six financings deploying $71.3 million with an additional $18.8 million deployed through existing portfolio company milestones and add-ons.

•	After the close of the fourth quarter, deployed $1.2 million into a syndicated financing and $10.0 million into a new term loan.

Dallas, TX, March 29, 2019 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its fourth quarter and full year 2018 financial results.

Fourth Quarter 2018 Highlights:

•	Reported total revenues of approximately $6.5 million for the quarter, compared to $11.1 million for the fourth quarter of 2017.

•	Reported non-GAAP adjusted net income of approximately $5.1 million, or $0.39 per diluted share, for the quarter, as compared to $1.5 million, or $0.12 per diluted share, for the fourth quarter of 2017.

•	Initiated stock repurchase program for up to $3.5 million of our Common Stock pursuant to a Rule 10b5-1 trading plan.

2018 Highlights:

•	Total income producing assets (defined as finance receivables, marketable securities and investment in unconsolidated subsidiaries, less non-controlling interests) were approximately $167.1 million as of December 31, 2018, compared to $153.9 million as of December 31, 2017.

•	$71.3 million in new capital deployed across six transactions.

•	Four positions exited including three transactions where SWK financing partners were acquired by strategic buyers.

“2018 was a productive year for SWK. We closed six new transactions, had two successful repayments, exited two non-performing situations where we now have no further funding obligations, raised a credit facility to support our growth efforts, and initiated a stock buyback,” stated Winston Black, Chief Executive Officer of SWK. “We expect to continue this positive momentum in 2019, as evidenced by the two transactions already closed in 2019. Our opportunity pipeline remains very active with SWK now well established as a trusted financing partner for life science companies seeking creative capital alternatives. That said, we remain laser focused on continually improving the quality of the portfolio and our management of it, including upholding our underwriting discipline.”

Note:

•	All references to growth rate percentages and shares compare the results of the period to those of the prior year comparable period.

•	The Company reports its financial results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

•	Non-GAAP Adjusted net income and its components and Non-GAAP Adjusted basic and diluted EPS are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

Portfolio Overview

As of December 31, 2018, the Company’s total income producing assets were $167.1 million as compared to $153.9 million as of December 31, 2017.

(in thousands)	December 31,	December 31,
	2018	2017
Finance receivables	$166,610	$151,995
Marketable investments	532	1,856
Less non-controlling interest	—	—
Total income producing assets	167,142	153,851

Warrant Assets	2,777	987
Total Portfolio Balance	$169,919	$154,838

  During the fourth quarter, the Company deployed $21.5 million into two new term loan financings. One of the Company’s existing royalty transactions achieved a revenue-based milestone, triggering a $2.0 million payment to SWK that was received in February 2019.

As of March 22, 2019, the Company and its partners have executed transactions with 34 different parties under its specialty finance strategy, funding an aggregate $504 million since 2012 in various financial products across the life science sector. At the end of the fourth quarter of 2018, the weighted average projected effective yield of the finance receivables portfolio was 14.4%. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables.

Total portfolio investment activity as of and for the fiscal year ended December 31, 2018 was as follows (in thousands):

	Year Ended December 31,
	2018	2017
Beginning portfolio	$154,838	$136,985
Early pay-offs	(22,000)	—
Impairment expense and provision for loan credit losses	(12,007)	(8,509)
Interest paid-in-kind	191	1,779
Investment in finance receivables	90,110	37,432
Loan discount amortization and fee accretion	(1,728)	1,273
Changes in unconsolidated entity investment, net of noncontrolling interest	—	(6,985)
Net unrealized gain (loss) on marketable investments and derivatives	(642)	(913)
Principal payments received on investments	(23,101)	(2,734)
Gain (loss) on sale (write-off) of investments	(208)	(101)
Royalty paydowns	(16,919)	(4,577)
Warrant investments, net of cancellations	1,385	1,188
Ending portfolio	$169,919	$154,838

Update on Share Repurchase Program

On December 6, 2018, SWK announced that its Board of Directors authorized the Company to repurchase up to an aggregate of $3.5 million of the Company’s Common Stock from time to time until May 31, 2019 pursuant to a “Rule 10b5-1 trading plan” and in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. At December 31, 2018, 60,500 shares have been repurchased under the program at a total cost of $575 thousand, or $9.51 per share. During 2018, an additional 79,566 shares that were not covered under the plan were repurchased at a total cost of $782 thousand, or $9.83 per share. In the aggregate from December 2018 through March 22, 2019, the Company repurchased 216,966 shares at a total cost of $2.1 million, or $9.67 per share, and the maximum number of shares that may yet be purchased under the repurchase program was 175,097 shares.

Results of Operations

Revenues

We generated revenues of $26.0 million for the year ended December 31, 2018, which consisted of interest and fees earned on our finance receivables. We generated revenues of $37.5 million for the year ended December 31, 2017, which consisted of $26.9 million in interest and fees earned on our finance receivables and $10.5 million in income related to our investment in an unconsolidated partnership. The net $11.5 million decrease in revenue is primarily driven by the net proceeds received related to our investment in an unconsolidated entity, which on February 23, 2017 sold its U.S. marketing rights to its underlying intellectual property. Please refer to Note 5 of the Notes to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for further information on the Holmdel transaction.

Provision for Loan Credit Losses and Impairment Expense

During the year ended December 31, 2018, we recognized an impairment expense of $7.9 million consisting of $2.5 million and $5.3 million related to the Hooper first lien and ABT second lien, respectively. Of the $5.3 million impairment expense related to ABT, $2.0 million reflects exit costs that were paid upon completion of the sale process. During the year ended December 31, 2017, we recognized impairment expense of $8.6 million consisting of $7.6 million related to the ABT second lien finance receivable and $0.9 million in connection with a secured royalty financing of a women’s health product.

During the year ended December 31, 2018, we recognized a provision for loan credit loss of $6.2 million to account for allowance for credit losses of $5.0 million on the ABT first lien to reflect the Best royalty at its estimated fair value of $5.8 million, as well as an allowance for credit losses of $1.2 million on the Cambia royalty. During the year ended December 31, 2017 we did not recognize a provision for loan credit losses.

Interest, General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses increased to $4.9 million for the year ended December 31, 2018 from $4.1 million for the year ended December 31, 2017, which was primarily due to an increase of $0.6 million in professional fees related to due diligence on a potential acquisition that was not consummated, legal fees related to the section 363 sale of Hooper, and a $0.2 million increase in interest expense related to the credit facility. The increase was slightly offset by a $0.1 million decrease in the performance-based bonus expense.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2018 reflected a net fair market value gain of $0.5 million on our warrant derivatives and a loss of $1.0 million on our equity securities. During the year ended December 31, 2018, a net $0.1 million loss was realized on the write off of three warrants and one equity security, offset by a nominal gain on the sale of equity securities.

Other income (expense), net for the year ended December 31, 2017 reflected a net fair market value loss of $1.1 million on our warrant derivatives, partially offset by a $0.2 million gain on the sale of equity securities.

Income Tax Provision

At December 31, 2018 and 2017, our cumulative gross deferred tax asset was $85.3 million and $86.4 million, respectively. Based on historical and expected future operating performance, we concluded that it was more likely than not that we will not be able to realize the full benefit of the U.S. federal and state deferred tax assets in the future. The valuation allowance against deferred tax assets was $62.6 million and $63.7 million as of December 31, 2018 and 2017, respectively. We believe it is more likely than not that we will realize approximately $22.7 million of benefit from the U.S. federal and state deferred tax assets in the future.

As of December 31, 2018, we had NOLs for federal income tax purposes of $377.4 million. The federal NOL carryforwards, if not offset against future income, will expire by 2032, with the majority expiring by 2021. We also had federal research credit carryforwards of $2.7 million. The federal research credits will expire by 2029.

Liquidity and Capital Resources

As of December 31, 2018, we had $20.2 million in cash and cash equivalents, compared to $30.6 million in cash and cash equivalents as of December 31, 2017. The primary driver of the net decrease in our cash balance was new and add-on investment funding of $90.1 million, offset by interest, principal, and fee payments of $61.7 million earned on our finance receivables, including $13.7 million of royalty-related receipts from our Narcan® investment and $37.8 million related to the payoff of three finance receivables.

Primary Driver of Cash Flow

Our ability to generate cash in the future depends primarily upon our success in implementing our business model of generating income by providing capital to a broad range of life science companies, institutions and inventors. We generate income primarily from three sources:

1. primarily owning or financing through debt investments, royalties generated by the sales of life science products and related intellectual property;

2. receiving interest and other income by advancing capital in the form of secured debt to companies in the life science sector; and,

3. to a lesser extent, realizing capital appreciation from equity-related investments in the life science sector.

As of December 31, 2018, our portfolio contains $166.6 million of finance receivables and $0.5 million of marketable investments. We expect these assets to generate positive cash flows in 2019. We continue to evaluate multiple attractive opportunities that, if consummated, we believe would similarly generate additional income. Since the timing of any investment is difficult to predict, we may not be able to generate positive cash flow above what our existing assets will produce in 2019.

We entered into a $20 million revolving credit facility in June 2018. We intend to borrow funds to make investments to the extent we determine that additional capital would allow us to take advantage of additional investment opportunities. The total undrawn amount of the credit facility as of December 31, 2018 was $20 million.

Adjusted Net Income

Net income attributable to SWK Stockholders in accordance with GAAP for the year ended December 31, 2018, was $6.2 million, or $0.47 per diluted share. Non-GAAP adjusted net income attributable to SWK Stockholders, excluding benefit of the deferred tax assets, for the year ended December 31, 2018 was $6.8 million, or $0.52 per diluted share.

The following tables provide a reconciliation of SWK’s reported (GAAP) income before provision for income tax to SWK’s adjusted net income attributable to SWK Holdings Corporation stockholders (Non-GAAP) for the years ended December 31, 2018 and 2017. Adjusted net income eliminates provisions for income taxes and non-cash mark-to-market changes on warrant assets and SWK’s warrant liability.

(in thousands, except per share data)	Fiscal Year Ended
	December 31,
	2018	2017
Consolidated net income	$6,195	$8,251
Plus: income tax expense	42	15,753
Plus: loss on fair market value of equity securities	1,035	—
Subtract: gain on fair market value of warrant assets	(484)	1,115
Plus: gain on realized value of warrants assets	—	—
Adjusted income before provision for income tax	6,788	25,119
Adjusted provision for income tax	—	—
Non-GAAP consolidated net income	6,788	25,119
Non-GAAP adjusted net income attributable to non-controlling interest	—	5,204
Non-GAAP adjusted net income attributable to SWK Holdings Corporation Stockholders	$6,788	$19,915
Non-GAAP adjusted basic income per share	$0.52	$1.53
Non-GAAP adjusted diluted income per share	$0.52	$1.53
Weighted average shares - Basic	13,051	13,036
Weighted average shares – Diluted	13,054	13,040

Note:

•	The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

•	Non-GAAP adjusted net income and its components and Non-GAAP adjusted basic and diluted income (loss) per share are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted income (loss). Management believes the non-GAAP adjusted net income is an important metric, as it provides a clear representation of SWK’s core specialty finance business while removing one-time items and the fair market value change of warrants, which have no impact on SWK’s expected interest, fee, or principal collection. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP, and therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

Derived from audited financial statements

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$20,227	$30,557
Accounts receivable	2,195	1,637
Finance receivables, net	166,610	151,995
Marketable investments	532	1,856
Deferred tax asset	22,684	22,725
Warrant assets	2,777	987
Other assets	637	126
Total assets	$215,662	$209,883

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$2,592	$1,840
Warrant liability	13	91
Total liabilities	2,605	1,931

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,933,674 and 13,053,422 shares issued and outstanding at December 31, 2018 and 2017, respectively	13	13
Additional paid-in capital	4,432,499	4,433,589
Accumulated deficit	(4,219,455)	(4,225,863
Accumulated other comprehensive income	—	213
Total SWK Holdings Corporation stockholders’ equity	213,057	207,952
Total liabilities and stockholders’ equity	$215,662	$209,883

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

Derived from audited financial statements

	Year Ended December 31,
	2018	2017
Revenues
Finance receivable interest income, including fees	$25,978	$26,877
Income related to investments in unconsolidated entity	—	10,530
Other	12	79
Total revenues	25,990	37,486
Costs and expenses:
Provision for loan credit losses	6,179	—
Impairment expense	7,875	8,509
Interest expense	160	—
General and administrative	4,883	4,101
Total costs and expenses	19,097	12,610
Other income (expense), net:
Equity investment losses	(1,035)	—
Unrealized net gain (loss) on derivatives	484	(1,115)
Gain (loss) on sale (write off) of investments	(105)	243
Income before provision for income taxes	6,237	24,004
Provision for income taxes	42	15,753
Consolidated net income	6,195	8,251
Net income attributable to non-controlling interests	—	5,204
Net income attributable to SWK Holdings Corporation stockholders	$6,195	$3,047
Net income per share attributable to SWK Holdings Corporation stockholders:
Basic	$0.47	$0.23
Diluted	$0.47	$0.23
Weighted Average Shares:
Basic	13,051	13,036
Diluted	13,054	13,040

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Derived from audited financial statements

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Consolidated net income	$6,195	$8,251
Adjustments to reconcile net income to net cash provided by operating activities:
Income from investments in unconsolidated entity	—	(10,530)
Provision for loan credit losses	6,179	—
Impairment expense	7,875	8,509
Deferred income taxes	31	15,745
Change in fair value of derivatives	(484)	1,115
Equity investment losses	1,035	—
Gain (loss) on sale (write off) of investments	105	(243)
Finance receivable discount amortization and fee accretion	487	(1,926)
Interest paid-in-kind	(191)	(1,779)
Stock-based compensation	267	300
Interest income in excess of cash collected	(249)	(534)
Other	28	17
Changes in operating assets and liabilities:
Accounts receivable	(558)	(583)
Other assets	202	(42)
Accounts payable and other liabilities	(1,296)	1,158
Net cash provided by operating activities	19,626	19,458

Cash flows from investing activities:
Cash distributions from investments in unconsolidated entity	—	17,515
Proceeds from sale of equity securities	221	345
Investment in finance receivables	(90,110)	(37,432)
Repayment of finance receivables	61,706	7,368
Marketable investment principal payment	69	93
Other	(16)	(12)
Net cash used in investing activities	(28,130)	(12,123)

Cash flows from financing activities:
Repurchases of common stock, including fees and expenses	(1,357)	—
Debt issuance costs	(469)	—
Distribution to non-controlling interests	—	(8,960)
Net cash used in financing activities	(1,826)	(8,960)

Net decrease in cash and cash equivalents	(10,330)	(1,625)
Cash and cash equivalents at beginning of period	30,557	32,182
Cash and cash equivalents at end of period	$20,227	$30,557

Supplemental noncash flow activity:
Warrants received in connection with finance receivables	$1,490	$1,188
Common stock received in connection with amendment of finance receivable	$—	$150

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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